Exhibit 10.2

September 29, 2020

Edmund J. Schwartz

22 Avon Road

Warren, New Jersey 07059

Dear Ed:

This letter shall serve to amend the terms of the letter agreement, dated May 12, 2020 (the “ Letter Agreement”), among you, Summer Infant, Inc. and Summer Infant (USA), Inc. (together, the “Company”) in regards to your consulting arrangement with the Company (this “Amendment”).

The Letter Agreement is hereby amended to provide that you shall be eligible to receive a cash bonus as if you were a participant in the Company’s 2020 Annual Bonus Plan (the “Plan”) for the third and fourth fiscal quarters of fiscal year 2020, with a bonus target equal to 40% of your annual compensation. The same terms and conditions as set forth in the Plan shall apply to your eligibility to receive a bonus pursuant to this Amendment.

Except as explicitly modified herein, terms and conditions of the Letter Agreement shall remain in full force and effect. This Amendment and the Letter Agreement constitute and contain the entire agreement of the parties hereto and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof

Sincerely,

Summer Infant (USA), Inc.

By:	/s/ Stuart Noyes
Stuart Noyes, President

Agreed to and accepted:

/s/ Edmund J. Schwartz
Edmund J. Schwartz
Date: 9-29-2020